Exhibit 10.07

[Arlington Asset Investment Corp. Letterhead]

[Date]

Name
Street Address
City, State Zip

Restricted Stock Award

Dear ________:

You have been granted a Restricted Stock Award pursuant and subject to the terms of the Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan (the “Plan”).  The terms and conditions of your Restricted Stock Award are set forth in this letter and the Plan.  A copy of the Plan is available upon request.  All terms that are used in this letter have the same meaning as set forth in the Plan.

Grant Date.  The Restricted Stock Award was granted to you on ________ __, 20__ (the “Date of Grant”).

Award.  The Restricted Stock Award covers ____ Shares.

[Select Applicable Restriction Period Provision]

[Restriction Period.  The Restricted Stock Award will have a ___ year restriction period (the “Restriction Period”) beginning on the Date of Grant.  (The Restriction Period is the vesting or waiting period before you have full ownership of the Shares subject to the Restricted Stock Award.)  The Restriction Period will lapse ratably for an equal number of shares beginning on the first anniversary of the Date of Grant and continuing on each subsequent anniversary of the Date of Grant until the Restriction Period has lapsed with respect to all of the Shares subject to the Restricted Stock Award.]

[Restriction Period.  The Restricted Stock Award will have a ___ year restriction period (the “Restriction Period”) beginning on the Date of Grant.  (The Restriction Period is the vesting or waiting period before you have full ownership of the Shares subject to the Restricted Stock Award.)  The restrictions on all of the Shares subject to the Restricted Stock Award will lapse on the _____ anniversary of the Date of Grant.]

[Restriction Period.  The Restricted Stock Award will have a restriction period (the “Restriction Period”) that began on the Date of Grant.  (The Restriction Period is the vesting or waiting period before you have full ownership of the Shares subject to the Restricted Stock Award.)  The restrictions on the Shares subject to the Restricted Stock Award will lapse on the date, and to the extent that, [describe applicable performance vesting requirements and the number of Shares that will vest based on achievement of the performance vesting requirements]].

The Restriction Period may end sooner than the date described in the preceding paragraph as provided in the Plan, e.g., the Restriction Period may end upon a Change in Control.

Upon the lapse of the Restriction Period and satisfaction of your tax withholding obligation (as described in the “Tax Withholding section of the Plan), you will have full ownership rights in the vested Shares.

Dividend Payments and Voting Rights.  During the Restriction Period, any dividends declared by the Company will be paid on the Shares subject to your Restricted Stock Award, but any dividend payments will be treated as compensation reportable on your Form W-2.  Although you will not have full ownership rights, you will benefit from this provision of Share ownership.  During the Restriction Period you also will be entitled to vote the Shares subject to the Restricted Stock Award.

If You Leave the Company.  If your employment with the Company and its affiliates ends before the Restriction Period ends, you will forfeit the Shares subject to the Restricted Stock Award that have not previously vested, i.e., any Shares for which the Restriction Period has not lapsed.  As provided in the Plan, you may vest in some or all of the Shares subject to the Restricted Stock Award if your employment with the Company and its affiliates ends under certain circumstances including on account of your death, disability or retirement or termination as part of a reduction in force.

Transferability.  The Shares subject to the Restricted Stock Award and your rights under the Restricted Stock Award may not be sold, assigned, transferred or pledged during the Restriction Period, other than by will or the laws of descent and distribution.

Change in Capital Structure.  The terms of the Restricted Stock Award shall be adjusted as provided in the Plan in the event that the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidation of Shares or other similar changes in capitalization.

Plan Controls.  In the event of any conflict between the provisions of the Plan and this letter, the provisions of the Plan as in effect on the Date of Grant shall govern.  By signing this letter you agree to be bound by all of the terms and provisions of the Plan and acknowledge that a copy of the Plan has been made available to you.

No Employment Rights.  This letter and the grant of the Restricted Stock Award do not confer upon you any right with respect to continuance of employment with the Company or an affiliate and do not interfere with the right of the Company or an affiliate to terminate your employment.

Governing Law.  This letter and the Restricted Stock Award will be governed by the laws of the Commonwealth of Virginia other than those provisions of Virginia law that would require the application of the laws of another state.

Taxes.  You are strongly advised to consult your own tax professional concerning the tax implications of the Restricted Stock Award in your particular circumstances.  The Company cannot and does not provide you with tax advice.

Please contact _________________ at ___________ if you have any questions regarding the Restricted Stock Award.

You must sign the enclosed copy of this letter in the space provided below in order to accept the Restricted Stock Award.  The signed copy of this letter should be returned to ___________ at _______________________.

Sincerely,

Name
Title
Enclosure
Acceptance

I hereby accept the grant of the Restricted Stock Award in accordance with the terms and conditions set forth above and as prescribed by the Plan.

Date:
[Name of Participant]